                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.

                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS (LOSS)

                         Year Ended December 31, 1998

               (In thousands, except share and per share amounts)

                                                                        PRO FORMA NET LOSS PER SHARE,
                                                           -----------------------------------------------------------
                                                           Number of Shares    Percent Outstanding   Equivalent Shares
                                                           ----------------    -------------------   -----------------
COMMON STOCK
       1997 Common Stock Offering                                      426              100.00%                426
       1998 Common Stock Offering                               10,000,000              100.00%         10,000,000
       Preferred Stock Converted to Common Stock                40,341,128              100.00%         40,341,128
       1999 Common Stock Offering                               10,000,000              100.00%         10,000,000
                                                            --------------                          --------------
                                                                60,341,554                              60,341,554

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     60,341,554

NET LOSS APPLICABLE TO COMMON STOCK                                                                 $   (294,288.7)

NET LOSS PER SHARE, BASIC AND DILUTED                                                               $        (4.88)
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